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                      CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                                CERTIFICATE OF BYLAWS


This is to certify that, effective July 30, 1998, the Bylaws of Connecticut General Life Insurance Company were amended to read as follows:

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                                      ARTICLE 1

The annual meeting of the stockholders shall be held on the fourth Monday in April or on such other date as the directors may designate and at such place as they may determine. All other meetings of the stockholders shall be held at such times and places as the directors may determine. A written or printed notice of any meeting shall be mailed to each stockholder at least ten days prior to the meeting.

                                      ARTICLE 2

The number and terms of office of the directors shall be determined from time to time by the board of directors. No person shall be elected as a director after attaining the age of 70 years. The compensation of directors shall be as determined by the directors.

                                      ARTICLE 3

The directors shall hold meetings at such times and places as they may determine. Special meetings of the directors may be called by the chairman of the board and shall be called by the chairman of the board or in his absence by another director upon request in writing of the president or of any three directors. One-third of the total number of directors shall constitute a quorum. Action of the directors shall be by majority vote of the directors present.

                                      ARTICLE 4

The directors shall determine the order of their business and their own rules of order and they shall preserve a written record of their doings.

                                      ARTICLE 5

The directors, by resolution adopted by a majority of the entire board, may appoint from their number one or more committees, each consisting of two or more directors and each of which, to the extent provided in such resolution, shall have all the authority of the board. A majority of the members of a committee shall constitute a quorum.

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                                      ARTICLE 6

The directors shall choose from among their number a chairman of the board and shall elect a president, one or more vice presidents and one or more secretaries, including a corporate secretary. They may also elect such other officers as they may deem desirable. They may also authorize the chairman of the board, the president or other designated officers to appoint such officers, other than the chairman of the board, the president and the corporate secretary, with such titles, duties and powers as the appointing officer may deem desirable.

                                      ARTICLE 7

All loans and purchases for investment shall be authorized or approved by the directors or by an authorized committee of the board.

                                      ARTICLE 8

Real estate may be sold by the president or a vice president or an assistant vice president and the instrument of conveyance shall be executed by the president or a vice president or an assistant vice president and by a secretary or an assistant secretary or an investment officer or an assistant investment officer.

The sale of real estate where either the cost or the sale price exceeds $1,000,000 shall be authorized or approved by the directors or an authorized committee of the board, and all sales of real estate shall be reported to the directors or an authorized committee of the board.

The president or a vice president or an assistant vice president or a secretary or an assistant secretary or an investment officer or an assistant investment officer is authorized to execute releases (or to execute powers authorizing specific releases), assignments, or other instruments relating to mortgages, trust deeds, judgment liens, or other liens, and to execute leases or other contracts relating to real estate, and the president or a vice president or an assistant vice resident may delegate to others by written instrument authority to execute leases.

                                      ARTICLE 9

The sale or other disposition of any investments other than those specifically provided for in Article 8 shall be authorized or approved by the directors or an authorized committee of the board.

The president or a vice president or an assistant vice president or a secretary or an assistant secretary or an investment officer or an assistant investment officer is authorized to execute any instruments necessary in connection with the purchase or the sale or other disposition of any investments other than those specifically provided for in Article 8 and to execute any agreements relating to any such investments.

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The directors or an authorized committee of the board may at any time and from time to time enlarge, restrict or in any way modify the authorizations granted in Articles 8 and 9.

                                      ARTICLE 10

Auditors shall be chosen at each annual meeting of the stockholders and their compensation shall be as determined by the directors.

                                      ARTICLE 11

Transfers of stock shall be made only upon the books of the company. A transfer agent may be employed.

                                      ARTICLE 12

Subject to the conditions set forth below, the company shall indemnify any individual who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal (a "Proceeding"), other than a Proceeding by or in the right of the company, because such individual is or was a director, officer or employee of the company, against liability incurred in the Proceeding (including the obligation to pay a judgment, settlement, penalty, fine, and reasonable expenses incurred with respect to a Proceeding), if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in such individual's official capacity, that his conduct was in the best interests of the company and, in all other cases, that his conduct was at least not opposed to the best interests of the company, and, in the case of a criminal proceeding, such individual had no reasonable cause to believe his conduct was unlawful. Such indemnification shall be made only as properly authorized for a specific Proceeding upon a determination that such indemnification is permissible, as provided by applicable law. Such indemnification shall include payment for reasonable expenses (including counsel fees) incurred in advance of the final disposition of such Proceeding if such individual delivers to the company (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described above, (2) his written undertaking to repay any funds advanced if it is ultimately determined that such individual has not met the relevant standard of conduct described above, and (3) his written agreement to certain additional terms and conditions, in such form as may be deemed to be appropriate by or on behalf of the company. The foregoing provisions shall not be exclusive of other rights to which such individual may be entitled as a matter of law. Also, the rights granted by this paragraph shall not apply in connection with any Proceeding initiated or instigated directly or indirectly, in whole or in part, by or on behalf of such individual, unless the Proceeding was authorized by the Board of Directors of the company.

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The rights granted by the foregoing paragraph shall not extend to an individual who is or was an agent of the company, nor to an individual (whether or not such individual is or was a director, officer or employee of the company) who is or was serving at the company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In any such case, or in the case of a Proceeding by or in the right of the company, or if the individual engaged in conduct for which broader indemnification is permitted under the certificate of incorporation or charter or under applicable law, the company may, but shall not be obligated to, indemnify such individual, except or unless as legally required, whether by statute or otherwise.

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I further certify that the above bylaws are now in full force and effect, and that I am an official of Connecticut General Life Insurance Company, with the title indicated.

Dated at Bloomfield, Connecticut this        day of                 , 19



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                                                           Signature of Official


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